Exhibit 2.2


Lynnette R. Warman (SBN 20867940)
John N. Schwartz (SBN 00797397)
Jenkens & Gilchrist, A Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
Telephone: (214) 855-4500
Telecopy: (214) 855-4300

                             ATTORNEYS FOR DEBTORS
                           AND DEBTORS-IN-POSSESSION

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

IN RE:                                        ss.
                                              ss.
INSPIRE INSURANCE SOLUTIONS, INC.,            ss.   CASE NO. 02-41228-DML
and INSPIRE CLAIMS MANAGEMENT,                ss.
INC.,                                         ss.   Chapter 11
                                              ss.
         DEBTORS.                             ss.   (Jointly Administered)


                     ORDER CONFIRMING THE FIRST AMENDED PLAN
                     OF REORGANIZATION OF INSPIRE INSURANCE
               SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, INC.

         On the 24th day of October, a hearing (the "Confirmation Hearing") commenced1 to consider the confirmation of the First Amended Plan of Reorganization of Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc. (the "Plan"),2 attached hereto as Exhibit "A," which was filed by Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc. (collectively, the "Debtors"), debtors and debtors-in-possession in the above-captioned chapter 11 cases, as "proponent[s] of the plan" within the meaning of 11 U.S.C.ss.1129.


--------------------------------
         1 This hearing commenced on October 24, 2002 and, pursuant to this Court's order, was continued to November 8, 2002.
         2 All capitalized terms which are not defined herein shall have the meanings set forth in the Plan.




ORDER CONFIRMING THE FIRST AMENDED PLAN OF REORGANIZATION OF INSPIRE INSURANCE
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         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

         1. Plan Modification. Any modifications to the Plan announced at the November 8, 2002 Confirmation Hearing, filed prior to the conclusion of the Confirmation Hearing (including the Modifications to First Amended Plan of Reorganization of Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc.), or set forth herein constitute changes that do not materially adversely affect any Creditor, Interest holder, or other party in interest. As such, under Bankruptcy Rule 3019, these modifications do not require additional disclosure under 11 U.S.C. ss. 1125 or resolicitation of acceptances or rejections of the Plan under 11 U.S.C. ss. 1126, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

         2. Confirmation. The Plan, as modified by this Confirmation Order, is approved and confirmed under 11 U.S.C. ss. 1129 in its entirety. The terms of the Plan are incorporated by reference in and are an integral part of this Confirmation Order.

         3. Objections. All objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.3

         4. Provisions of Plan and Order Non-Severable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law entered in conjunction with this Confirmation Order, are non-severable and mutually dependent.

------------------------
         3 All objections were resolved prior to the conclusion of the Confirmation Hearing, except the Objection to First Amended Plan of Reorganization by Official Committee of Equity Security Holders, and such objection is overruled on the merits.



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         5. Plan Classification  Controlling.  The classifications of Claims and
Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the ballots tendered to or returned by the Debtors' Creditors and holders of Interest in connection with voting on the Plan (a) were set forth on the ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtors, the Trust, the Trustee, or Claimants.

         6. Binding Effect. Pursuant to 11 U.S.C. ss. 1141, the Plan and its provisions shall be binding upon and inure to the benefit of (a) the Debtors,
(b) the Trust, (c) the Trustee, (d) any entity acquiring or receiving property or a distribution under the Plan, (e) any present or future holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan, (f) any other party in interest, (g) any person making an appearance in the Cases, and (h) any of the heirs, successors, assigns, trustees, executors, administrators, affiliates, directors, agents, representatives, attorneys, beneficiaries, or guardians of the foregoing persons.

         7. Appointment of Trustee. The appointment of Michael G. Lawrence to serve as the Trustee under the Plan is hereby approved, conditioned upon the posting of a bond as set forth below. The Trustee shall be entitled to receive compensation, according to the terms set forth in Article V.B.3 of the Plan, or as otherwise allowed by this Court. The Debtors and the Trustee are hereby authorized to execute and consummate the Trust Agreement, attached hereto as Exhibit "B," and to execute any additional documents necessary to establish, document, or consummate the Trust. The Trustee's bond shall be an amount equal


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to the initial  amount of the Net Asset Value,  as defined in the APA, and, upon further order of this Court, may thereafter be reduced or increased, in proportion of the then amount of the corpus of the Trust.

         8.  Vesting of Assets (11 U.S.C.  ss.  1141(b)  and (c)).  Pursuant  to
Article XII.C of the Plan, on the Effective Date, the Trust Assets, including all rights of action which are not released or transferred to CGI Information Systems & Management Consultants, Inc. ("CGI") shall vest in the Trust, free and clear of all liens, encumbrances, Claims, and Interests, except as specifically provided in the Plan or the Confirmation Order, and on the consummation of the transactions set forth in the APA, the Purchased Assets shall vest in CGI, free and clear of all liens, encumbrances, Claims, and Interests, except as specifically provided in the APA. Any assignment or transfer of property, assets, contracts, or leases of the Debtors which is required to implement the Plan shall be deemed to occur on the Effective Date. After the Effective Date, the Trustee may, without application to or approval of the Bankruptcy Court, pay fees and expenses that are incurred after the Effective Date, including fees and expenses of Professionals, and sell any property or assets as required to pay such fees and expenses incurred after the Effective Date.

         9. Approval of the APA. The APA, which was executed by the Debtors and CGI and was admitted into evidence during the Confirmation Hearing, is hereby approved, and the Debtors shall be entitled to execute any additional documents which are determined necessary to consummate the transactions set forth in the APA. Pursuant to 11 U.S.C. ss. 363(m), after the consummation of the transactions set forth in the APA, the reversal or modification of this Order on appeal shall not affect the validity of the consummation of the transactions set



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forth in the APA.  CGI is a "good faith  purchaser"  as defined in 11  U.S.C.ss.
363(m) and is entitled to the protections of 11 U.S.C.ss. 363(m).

         10. Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. ss. 1123(b)(2)). Except as otherwise provided in the following paragraph, pursuant to Article VI of the Plan, all Executory Contracts and Unexpired Leases that are identified on the Assumption List, attached hereto as Exhibit "C," shall be deemed to be assumed by the Debtors and assigned to CGI as of the consummation of the APA. Except as otherwise provided in the following paragraph, the Plan, or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases that are identified on the Rejection List, attached hereto as Exhibit "D," and all other Executory Contracts and Unexpired Leases to which any of the Debtors is a party, existing at the time of the bankruptcy filing or that have been modified subsequently thereto (except such Executory Contracts or Unexpired Leases that are specifically identified on the Assumption List) shall be deemed automatically rejected as of the Effective Date. This Confirmation Order shall constitute a Final Order of the Bankruptcy Court approving the assumption or rejection of such Executory Contracts and Unexpired Leases, pursuant to 11 U.S.C. ss. 365, as of the Confirmation Date. The Trust and the Trustee shall have no liability for any of the Assumed Leases and Contracts.

         11. As announced at the November 8, 2002 continuance of the Confirmation Hearing, no decision with respect to the assumption or rejection of the Executory Contracts between the Debtors and Providence Washington Insurance Companies (the "Providence Contracts") has been made. The parties are engaged in continued negotiations and a decision with respect to the assumption or rejection of the Providence Contracts will be made prior to the Effective Date



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(or such other date as ordered by this  Court),  and the Debtors  will then file with this Court the appropriate motion to either assume or reject the Providence Contracts.

         12. Each Executory Contract and Unexpired Lease that is assumed and relates to the use or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such Executory Contract or Unexpired Lease to the extent scheduled in the APA or otherwise agreed by CGI and (b) all Executory Contracts or Unexpired Leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises to the extent scheduled in the APA or otherwise agreed by CGI, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court.

         13. Bar Date for Cure Amount Claims. Pursuant to Article VI.A.3 of the Plan, as soon as practicable after the Effective Date, CGI shall pay, in cash, the Cure Amount Claims that are identified on Exhibit "E," attached hereto. To the extent that any party to an Executory Contract or Unexpired Lease disputes the amount of such Cure Amount Claims, such party must file with the Bankruptcy Court and serve on counsel for the Debtors and counsel for the Trustee a request for payment of a Cure Amount Claim, no later than sixty days after the Effective Date. Unless the Trustee objects to an Cure Amount Claim within forty-five days after receipt, such Cure Amount Claim shall be deemed allowed in the amount requested. In the event that the Trustee objects to a Cure Amount Claim, the Bankruptcy Court shall determine the allowed amount of such Cure Amount Claim. All Cure Amount Claims which are allowed shall be treated as Administrative


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Claims and paid by the  Trustee to the extent  that they  exceed the amounts set forth in Exhibit "E." CGI will have no obligation to pay any allowed Cure Amount Claims to the extent not set forth in schedule 2.5(d) to the APA. All non-monetary defaults under the Executory Contracts and Unexpired Leases to be assumed and assigned to CGI have been cured.

         14. Bar Date for Rejection Damage Claims. Pursuant to Article VI.B.2 of the Plan, if the rejection of an Executory Contract or Unexpired Lease under the Plan gives rise to a Rejection Claim, then such Claim shall be forever barred and not be enforceable against the Debtors, the Trust, the Trustee, or their properties or assets unless the holder of such Claim files a proof of claim with the clerk of the Bankruptcy Court and serves such proof of claim on counsel for the Debtors and counsel for the Trustee no later than sixty (60) days after the later of (i) the Effective Date or (ii) the date of a Final Order authorizing the rejection; provided, however, that nothing in this Confirmation Order shall extend any bar date or deadline which was previously established by a Final Order of this Court or otherwise.

         15. Exculpation and Limitation of Liability. The discharge, releases, and the exculpation and limitation of liability provisions set forth in the Plan are deemed incorporated in this Confirmation Order as if set forth in full and are hereby approved. The Debtors, the Trustee, and their respective directors, officers, employees, and Professionals, acting in such capacity, and the Creditors Committee and the Official Committee of Equity Security Holders (the "Equity Committee") and their members and Professionals will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of the Plan, the Disclosure Statements, or any contract, assignment, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken, in


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connection  with the  Plan,  or with  respect  to any act  taken or  omitted  in connection with or related to the Cases; provided, however, that the foregoing provisions will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release, or other agreement or document to be entered into or delivered in connection with the Plan or (2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Nothing in the Confirmation Order or in the Plan shall limit any liability that any current or former director, officer, or employee of the Debtors may have to any entity for any act taken or omitted to be taken prior to the Petition Date.

         16. Discharge. The Debtors shall not be deemed discharged and released under 11 U.S.C. ss. 1141 from the debts and Claims, including, but not limited to, demands and liabilities that arose before the Effective Date.

         17. Injunction. Except as otherwise provided herein or in the Plan, on and after the Effective Date, this Confirmation Order shall permanently enjoin all entities who have held, hold, or may hold Claims against, or Interests in, the Debtors from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, against the property or interests in property of the Debtors on account of any such Claim or Interest, against CGI, or against the Purchased Assets and (d) except to the extent that any Claimant has timely filed

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a proof of claim, asserting any right of setoff,  subrogation,  or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors. Notwithstanding any provision contained in the Plan to the contrary, nothing herein shall prevent any Claimant that has timely filed a proof of claim from asserting its rights under the Plan, including pursuing its claims against the Debtors in any appropriate forum, or from asserting its Claim as a counterclaim, right of subrogation, setoff, recoupment, or defense against any debt, liability, or obligation due to the Debtors, the Trust, or the Trustee, to the extent permitted under applicable
law.   The   foregoing   injunction   will   inure   to  the   benefit   of  the
successors-in-interest of the Debtors (including, without limitation, the Trust and the Trustee) and their respective properties and interests in property.

         18. Existing Securities. On the Effective Date, the Existing Common Stock shall be canceled; provided, however, that the cancellation of the Existing Common Stock shall not affect the rights of holders of the Existing Common Stock (as of the Distribution Record Date) as beneficiaries of the Trust and to receive distributions under the Plan.

         19. Except to the extent otherwise provided for in the Plan, as a condition to participating in distributions under the Plan, a creditor holding a note, contract, instrument, security, or other documentation must surrender such note, contract, instrument, security or other documentation to the Trustee. On the Effective Date, pending such surrender, such note, contract, instrument, security, or other documentation shall represent only the right to receive the distributions to which the creditor is entitled under the Plan.

         20. General Authorizations. The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or any Vice President or any other appropriate officer of the Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases,

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indentures,  and other agreements or documents and take such actions,  as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions, if necessary.

         21. Waiver of Conditions. The conditions set forth in Article X.B of the Plan may each be waived by agreement executed by each of the Debtors and the Creditors Committee without any notice to parties in interest or the Bankruptcy Court and without a hearing.

         22. Implementation. The Debtors and the Trustee are authorized to consummate the transactions described in the Plan. On the Effective Date, the Debtors shall cease operations, and the employment of the directors and officers of the Debtors shall terminate. After the Effective Date, the Trustee shall take any action and execute any document necessary to complete the corporate dissolution of the Debtors.

         23. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to any jurisdiction over the Debtors.

         24. Exemption from Certain Taxes. Pursuant to and to the extent provided in 11 U.S.C. ss. 1146(c), any transfers from the Debtors to CGI or the Trust, or any other person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax or governmental assessment (other than standard


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filing fees) imposed by federal,  state,  or local law.  Notice of entry of this
Confirmation Order in the form approved by the Court (i) shall have the effect of an order of the Court, (ii) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

         25. Bar Date for Administrative Claims. Pursuant to Article IV.A.1(b) of the Plan and unless otherwise ordered by this Court, all requests for Administrative Claims must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Trustee no later than sixty days after the Effective Date. Unless the Trustee objects to an Administrative Claim within forty-five days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Trustee objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

         26. Neither the Debtors nor the Trustee shall make any payments for services or for costs and expenses in connection with the Cases, or in connection with the Plan and incident to the Cases, arising prior to the Effective Date, until this Court approves the reasonableness of such payments.

         27. Termination of Committees. On the Effective Date, the Creditors Committee shall dissolve, and the members of the Creditors Committee will be released from all duties arising from or related to the Cases.

         28. The Equity Committee shall continue to exist for sixty days following the Effective Date and, during such time, shall consult with the Trustee regarding claim objections and the prosecution of litigation; provided, however, that the Equity Committee shall not be entitled to reimbursement from

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the  Debtors,  the  Trust,  or the  Trustee  for any costs,  including  fees and expenses of Professionals, which are incurred after the Effective Date. On the sixtieth day following the Effective Date, the Equity Committee shall dissolve, and the members of the Equity Committee will be released from all duties arising from or related to the Cases.

         29. In the event that the Claims of all Creditors are paid in full, at such time, the Equity Committee shall be re-appointed and shall be entitled to hire Professionals for the purpose of representing the Equity Committee with respect to a) the distribution of the remaining Trust Assets and b) the determination of how to calculate a Pro Rata distribution of the remaining Trust Assets in order to enable the Class 5 Equity Interests and the Class 6 Securities Litigation Claims to be treated on a pari passu basis. The Equity Committee shall be entitled to reimbursement from the Trust for reasonable costs, including fees and expenses of Professionals, incurred after the re-appointment of the Equity Committee, and this Court shall retain jurisdiction to resolve any disputes regarding the reasonableness of such costs.

         30. Termination of Injunctions and Automatic Stay. All injunctions or stays provided for in the Cases under 11 U.S.C. ss. 105 or 362 or otherwise, shall remain in full force and effect until the Effective Date. To the extent any injunction or stay is provided under the Plan or Confirmation Order, it shall remain in effect following the Effective Date.

         31. Substantive Consolidation. Pursuant to Article IX of the Plan, the Estates will be substantively consolidated on the Effective Date for the sole purposes of implementing the Plan, including for purposes of distributions to be made under the Plan. On the Effective Date, (A) all assets and liabilities of the Debtors will be deemed merged; (B) all guarantees by one Debtor of the obligations of the other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one


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obligation of the consolidated Debtors; and (C) each and every Claim filed or to be filed in the Case of any of the Debtors will be deemed filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

         32. Nonoccurrence of Effective Date. In the event that the Effective Date has not occurred as provided in Article X.B of the Plan, then the Plan, any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan, and no acts taken in preparation to the consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims or any claims by any Debtor against any Person, to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor, or to constitute an admission of any sort by any Debtor or any other Person.

         33. Authorization to Consummate Plan. The Court directs that, notwithstanding Rules 3020(e), 6004(g), and 6006(d) of the Federal Rules of Bankruptcy Procedure, the Confirmation Order shall be stayed through November 18, 2002.

         34. Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, this Court shall retain jurisdiction over the Cases after the Effective Date as is legally permissible, including jurisdiction over the matters set forth in Article XIII of the Plan and any disputes arising under the APA.

         35. Notice of Entry of Confirmation Order. On or before the tenth Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) on the United States Trustee and all

ORDER CONFIRMING THE FIRST AMENDED PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, ING. - Page 13 creditors and equity security holders of the Debtors by causing notice of entry of the Confirmation Order in substantially the form of the notice annexed hereto as Exhibit "F," which form is hereby approved, to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

         36. Reference to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         37. Inconsistency. In the event of an inconsistency between the Plan and any other agreement, instrument, or document intended to implement the provisions of the Plan, the provisions of the Plan shall govern, unless otherwise expressly provided for in such agreements, instruments, or documents. In the event of any inconsistency between the Plan, any agreement, instrument, or document intended to implement the Plan and this Confirmation Order, the provisions of this Confirmation Order shall govern. This Confirmation Order shall supersede any orders of the Court issued prior to the Effective Date that may be inconsistent herewith.

         38. Binding Effect. Pursuant to 11 U.S.C. ss.ss. 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.


ORDER CONFIRMING THE FIRST AMENDED PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, ING. - Page 14

39. Provisions Of Order Nonseverable And Mutually Dependent. The provisions of this Confirmation Order are nonseverable and mutually dependent.
DATED:  __________________________, 2002


                                      -----------------------------------------
                                      UNITED STATES BANKRUPTCY JUDGE








ORDER CONFIRMING THE FIRST AMENDED PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, ING. - Page 15

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

IN RE:                                           ss.
                                                 ss.
INSPIRE INSURANCE SOLUTIONS, INC.,               ss.   CASE NO. 02-41228-DML
and INSPIRE CLAIMS MANAGEMENT,                   ss.
INC.,                                            ss.   Chapter 11
                                                 ss.
         DEBTORS.                                ss.   (Jointly Administered)


                  NOTICE OF (i) ENTRY OF ORDER CONFIRMING FIRST
       AMENDED PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC.
             AND INSPIRE CLAIMS MANAGEMENT, INC., AND (ii) DEADLINES
              FOR FILING ADMINISTRATIVE AND PROFESSIONAL FEE CLAIMS

TO ALL CREDITORS AND OTHER PARTIES IN INTEREST OF THE ABOVE CAPTIONED DEBTORS:

         PLEASE TAKE NOTICE that on November 13, 2002, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") entered the Order Confirming the First Amended Plan of Reorganization of Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc. (the "Confirmation Order") (unless otherwise defined, capitalized terms used in this notice shall have the meaning ascribed to them in the First Amended Plan of Reorganization of Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc. (the "Plan"),1 which was proposed by Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc. (collectively, the "Debtors")).
         PLEASE TAKE FURTHER NOTICE that the Confirmation Order is available for inspection at the office of the Clerk of the Bankruptcy Court at the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, 501 W. Tenth Street, Fort Worth, Texas 76102-3643, or on the Debtors' website, www.nspr.com, and shall be available on such web site for a period not less than six (6) months following the Confirmation Date.
         PLEASE TAKE FURTHER NOTICE that all of the conditions to Confirmation under the Plan pursuant to Article X.A. have either occurred or been waived. Accordingly, November 13, 2002 is the Confirmation Date for the Plan.
         PLEASE TAKE FURTHER NOTICE that all requests for payment of an Administrative Claim, including all requests for the payment of Cure Amount Claims, must be filed with the Bankruptcy Court and served on (i) counsel for the Debtors, Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue,

------------------------------
         1 All capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

Suite 3200 Dallas, Texas 75202, Attn: Lynnette R. Warman, Esq. and John N. Schwartz, Esq. and (ii) counsel for the Trustee, Forshey & Prostok, LLP, 777 Main Street, Ste. 1285, Fort Worth, Texas 76102, Attn: J. Robert Forshey, Esq. and Jeff P. Prostok, Esq., no later than sixty (60) days after the Effective Date. Unless the Trustee objects to a request for an Administrative Claim within forty-five (45) days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Trustee objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. All Cure Amount Claims which are allowed shall be treated as Administrative Claims to the extent that they exceed the amounts paid by CGI.
         PLEASE TAKE FURTHER NOTICE that December 2, 2002 shall be the Distribution Record Date. The Trustee will have no obligation to recognize the transfer or sale of any Claims or shares of Existing Common Stock that occur after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those who are holders of such Claims or Interests as of the close of business on the Distribution Record Date.
         PLEASE TAKE FURTHER NOTICE that, on the Effective Date of the Plan, the Existing Common Stock will be canceled, and trading of shares of Existing Common Stock will cease.

Dated:   November 14, 2002

                                       JENKENS & GILCHRIST,
                                       a Professional Corporation


                                       /s/ Lynnette R. Warman
                                       ----------------------------
                                       Lynnette R. Warman
                                       State Bar No. 20867940
                                       John N. Schwartz
                                       State Bar No. 00797397
                                       1445 Ross Avenue, Suite 3200
                                       Dallas, Texas 75202
                                       Telephone:        (214) 855-4500
                                       Telecopy:         (214) 855-4300

                                       ATTORNEYS FOR THE DEBTORS
                                       AND DEBTORS-IN-POSSESSION






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